EXHIBIT 99.1

Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Alan Cohen Chief Marketing and Communications Officer (787) 706-2570	Kathy Waller AllWays Communicate, LLC (312) 543-6708

Triple-S Management Corporation Announces 12-Month Extension and Expansion of Puerto Rico MiSalud
Contract

SAN JUAN, Puerto Rico, June 27, 2013 — Triple-S Management Corporation (NYSE: GTS), the leading managed care company in Puerto Rico, announced that its Triple-S Salud subsidiary has reached an agreement for a 12-month extension of its contract with the Puerto Rico Health Insurance Administration (ASES) to administer healthcare services for the Government’s health insurance program known as MiSalud (Medicaid).

The MiSalud program serves more than 1.4 million members in eight regions across Puerto Rico. Under the 12-month extension, which commences July 1, 2013, Triple-S Salud will receive a per-member per-month administrative fee for its services and will not bear the insurance risk of the program. It will continue providing these administrative services in the five regions currently contracted with ASES and add the three remaining regions to its offering. The three additional regions will be phased in over the coming months, with expected completion by October 1, 2013.

Ramón M. Ruiz-Comas, President and Chief Executive Officer of Triple-S Management commented, “We are pleased to have not only extended our administrative services only (ASO) contract with the Puerto Rican government, but also broadened its geography to include all eight regions of the MiSalud program. In line with our commitment to work hand-in-hand with the Government to reduce delivery costs of this vital program without affecting healthcare benefits, we have made some concession on our administrative fees as part of the negotiation. Serving this important patient population remains a key component of our longer-term strategy and our commitment to social responsibility is a value that has been deeply woven into the fabric of our organization.”

Triple-S Management is currently evaluating the overall impact of the extension, geographic expansion and fee reduction of the MiSalud contract, in conjunction with other recent developments, and will provide a 2013 guidance update during its July 31, 2013 quarterly conference call.

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is the leading player in the managed care industry in Puerto Rico. Triple-S Management also has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico and the U.S. Virgin Islands. With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial and Medicare Advantage markets under the Blue Cross Blue Shield marks. In addition to its managed care business, Triple-S Management provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico.

For more information about Triple-S Management, visit www.triplesmanagement.com or contact kwaller@allwayscommunicate.com.

Forward-Looking Statements

This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.

All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).

In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:

•	Trends in health care costs and utilization rates

•	Ability to secure sufficient premium rate increases

•	Competitor pricing below market trends of increasing costs

•	Re-estimates of policy and contract liabilities

•	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance

•	Significant acquisitions or divestitures by major competitors

•	Introduction and use of new prescription drugs and technologies

•	A downgrade in the Company’s financial strength ratings

•	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies

•	Ability to contract with providers consistent with past practice

•	Ability to successfully implement the Company’s disease management, utilization management and Star ratings programs

•	Ability to maintain Federal Employer, Medicare and Medicaid contracts

•	Volatility in the securities markets and investment losses and defaults

•	General economic downturns, major disasters, and epidemics

This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.

Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.

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